CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - February 2007
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (23,606.914 units) at January 31, 2007           $   43,963,772
Additions of 119.425 units on February 28, 2007                         210,490
Redemptions of (252.513) units on February 28, 2007                    (445,062)
Offering Costs                                                          (31,304)
Net Income - February 2007                                           (2,324,557)
                                                                 --------------

Net Asset Value (23,473.826 units) at February 28, 2007          $   41,373,339
                                                                 ==============

Net Asset Value per Unit at February 28, 2007                    $     1,762.53
                                                                 ==============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                     $    1,532,636
    Change in unrealized                                             (3,086,537)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             (5,639)
    Change in unrealized                                               (935,445)
  Interest income                                                       160,356
                                                                 --------------

                                                                     (2,334,629)
                                                                 --------------

Expenses:
  Brokerage fee                                                         108,105
  Performance fee                                                      (124,975)
  Operating expenses                                                      6,798
                                                                 --------------

                                                                        (10,072)
                                                                 --------------

Net Income (Loss) - February 2007                                $   (2,324,557)
                                                                 ==============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on February 28, 2007                    $    1,762.53

Net Asset Value per Unit on January 31, 2007                     $    1,862.33

Unit Value Monthly Gain (Loss) %                                         (5.36)%

Fund 2007 calendar YTD Gain (Loss) %                                     (2.92)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Financial Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

Dear Investor,

A re-pricing of risk drives month-end losses ...

Fixed Income was the primary driver of losses in February, motivated in particular by the flight to quality from risky assets on the 27th. Several catalysts were cited for the market decline including a 9% overnight drop in Chinese equities, continued Middle East turmoil, weaker than expected Durable Goods, Greenspan's comments on the possibility of a recession late in 2007, and tightening standards on sub-prime loans.

Currency trading also proved difficult as investors liquidated Yen-based carry trades on two occasions during the month. Our fundamental currency model gained on the 27th, but these gains were not enough to offset losses from both outright and cross rate exposures in the technical models.

Despite the decline in global equity markets on the 27th, Campbell's equity models were positive on the month, with gains from our macro futures model offsetting losses from technical trading in equity indices.

Small gains were recorded in energy trading, while metal trading was slightly negative.

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
Managing Owner